Exhibit 99.1

Berkshire Hills Reports 42 Cents First Quarter Core EPS;

Dividend Declared

Pittsfield, MA — April 28, 2014 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported that core earnings per share increased by 5% to $0.42 in the first quarter of 2014 compared to $0.40 in the previous quarter due to strong balance sheet growth.  Core earnings per share decreased from $0.54 in the first quarter of 2013 due primarily to lower income on real estate related loans resulting from interest rate related market shifts in 2013.

On January 17, 2014, Berkshire completed the acquisition of 20 branches in Central New York from Bank of America.  During the first quarter, the Company recorded non-core charges totaling $0.46 per share after-tax, primarily related to one-time costs recorded with this acquisition.  This included $0.25 per share from the Company’s election to terminate interest rate swaps; these charges had no net impact on shareholders’ equity.  Including non-core charges, Berkshire recorded a GAAP loss of $0.04 per share during the first quarter of 2014, compared to per share income of $0.42 in the prior quarter and the first quarter of 2013.

FIRST QUARTER FINANCIAL HIGHLIGHTS (income related comparisons are to prior quarter):

•                  7% increase in net interest income

•                  14% increase in fee income

•                  9% annualized increase in commercial loans

•                  11% annualized increase in consumer loans

•                  10% increase in deposits, including acquired branches

•                  3.35% net interest margin, increased from 3.26% in the prior quarter

•                  0.46% non-performing assets/total assets

•                  0.30% net loan charge-offs/average loans

CEO Michael Daly stated, “We started the year with solid growth.  Commercial loans increased at a near double digit annualized rate, as our lending teams continue to garner market share and new relationships across our footprint.  We opened a new branch office in Loudonville, New York and continued to develop our consumer deposit and loan business.  Our insurance and wealth management revenues improved and we are extending our reach in newer markets.”

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

“We completed the acquisition of 20 Central New York branches near the start of the year.  The integration of these new customers has been successful and our total branch count has increased to 90 full service offices, including 46 in New York.  We also announced the recruitment of Scott Houghtaling as SVP/Commercial Leader for our expanded New York operations.”

Mr. Daly concluded, “Our net interest margin improved as a result of the branch acquisition.  While non-interest expense also increased, organic expense growth was mostly limited to seasonal factors. Our non-core costs were primarily due to the branch acquisition and related termination of interest rate swaps which were previously disclosed.  Going forward, we anticipate that our net results will mirror our core operating profitability.  We continue to be selective and disciplined in managing our revenue growth, with a goal of maintaining forward momentum in operating results.”

DIVIDEND DECLARED

The Board of Directors voted to declare a cash dividend of $0.18 per share to shareholders of record at the close of business on May 15, 2014, payable on May 29, 2014.  This dividend equates to a 2.8% annualized yield based on the $25.56 average closing price of Berkshire’s common stock during the first quarter of 2014.

FINANCIAL CONDITION

Berkshire increased its total assets by $338 million (6%) in the most recent quarter due to growth in loans and investment securities.  Acquired deposits were used to repay borrowings and to fund asset growth.  At quarter-end, measures of asset quality, liquidity, interest rate sensitivity, and capital remained within targets.

As of March 31, 2014, tangible book value per share measured $15.84, compared to $16.27 at the start of the quarter due primarily to the impacts of the branch acquisition.  Total book value per share measured $26.99 and $27.08 at these dates, respectively.

Investment securities increased by $275 million during the first quarter.  Growth consisted primarily of medium term U.S. agency collateralized mortgage securities, along with municipal bonds and corporate equities.

Total loans increased by $62 million (6% annualized) including 9% annualized commercial loan growth and 11% annualized consumer loan growth.  This follows the trend of double digit annualized growth in these loans reported in prior quarters.  All regions contributed to commercial loan originations, with strong contributions from Berkshire County and Central and Eastern Massachusetts, as well as asset based lending.  Consumer loan growth was primarily in automobile loans reflecting continued expansion by the Syracuse based consumer team.  Most of the total loan growth was recorded in the final month of the quarter.

Asset quality metrics remained favorable.  Annualized net loan charge-offs measured 0.30% of average loans.  Quarter-end non-performing assets decreased to 0.46% of total assets and accruing delinquent loans decreased to 0.59% of total loans.  The loan loss allowance measured 0.79% of total loans; approximately 23% of quarter-end loans were balances recorded at fair value in recent bank acquisitions.

Total deposits increased by $370 million (10%) during the first quarter.  Deposits added from the New York branch acquisition were recorded at $440 million and acquired balances were retained during the quarter.  In conjunction with the deposit acquisition, the Company has de-emphasized select municipal deposit sources and other higher cost deposits.  Ongoing development of consumer relationships was demonstrated by a 5% organic increase in personal demand deposit balances, excluding acquired balances.  Due to the deposit growth, the loans/deposits ratio decreased to 101% from 109% during the quarter.

Borrowings were initially reduced with the acquired funds and subsequently were increased to fund asset growth.  In conjunction with the branch acquisition, the Company terminated all of its interest rate swaps associated with FHLB advances, which had a notional value of $410 million.  During the quarter, the Company initiated $300 million in new medium term forward starting swaps.

The ratio of equity/assets measured 11.3% at quarter-end, decreasing from 12.0% at the start of the quarter due to the 6.0% increase in total assets following the branch acquisition.  This transaction also increased goodwill and intangible assets.  Excluding these assets, the ratio of tangible equity/assets decreased to 6.9% from 7.5%.

RESULTS OF OPERATIONS

First quarter 2014 core earnings totaled $10.4 million ($0.42 per share), compared to $10.0 million ($0.40 per share) in the prior quarter and to $13.5 million ($0.54 per share) in the first quarter of 2013.  The core return on assets measured 0.71%, 0.73%, and 1.03% for these periods respectively.  The branch acquisition resulted in higher core revenue and expenses in the most recent quarter, compared to the prior quarter.

GAAP earnings include the impact of net non-core charges.  The reconciliation of net income and core income, together with related financial measures, is shown in financial table F-9.  Non-core charges totaled $11.5 million ($0.46 per share) after-tax in the most recent quarter.  These charges included $0.25 per share recorded as a loss on termination of interest rate swap hedges.  This was a charge with no impact on shareholders’ equity and was related to the branch acquisition.  Other non-core charges included $0.10 per share in transaction and integration expenses for the branch acquisition, $0.07 per share in expenses for restructuring and systems conversions, and $0.04 per share for an out-of-period adjustment to interest income recorded on loans previously acquired in business combinations.  Including these net non-core charges, first quarter 2014 GAAP results were a loss of $1.1 million ($0.04 per share).  GAAP net income totaled $10.5 million ($0.42 per share) in both the prior quarter and in the first quarter of 2013.  The GAAP loss resulted in a GAAP ROA of (0.08%) in the most recent quarter, compared to 0.77% and 0.80% in the prior periods, respectively.

Total net interest and fee revenue was $55.4 million in the most recent quarter, which was a 9% increase over the prior quarter, and 2% lower than the first quarter of the previous year due to the decline in residential mortgage fees.  First quarter 2014 net interest income totaled $42.8 million, increasing by 7% over the prior quarter and 2% over the first quarter of 2013.

The net interest margin measured 3.35%, 3.26% and 3.73% for these periods, respectively.  In the most recent quarter, the margin benefited from the lower cost of acquired deposits and lower interest cost on borrowings as a result of the swap terminations.  The cost of funds decreased to 0.56% from 0.73% in the prior quarter and from 0.81% in the first quarter of 2013.

Net interest income includes purchased loan accretion related to loans acquired in business combinations, including recoveries on the collection of acquired impaired loans.  Current period purchased loan accretion totaled $2.8 million in the most recent quarter, compared to $2.4 million in the prior quarter, and $3.8 million in the first quarter of 2013.  Excluding current and out-of-period purchased loan accretion, the net interest margin was 3.24%, 3.07%, and 3.39% in these respective periods.

Fee income totaled $12.7 million, increasing by $1.6 million (14%) compared to the prior quarter and including the benefit of acquired branch operations and seasonal insurance contingency revenues.  Fee income decreased by $1.8 million (12%) compared to the first quarter of 2013.  Revenue from mortgage banking and loan related fee income decreased from elevated levels last year due to the midyear increase in interest rates in 2013.  Wealth management fees increased by 13% over the first quarter of 2013 due to account growth and improved market conditions.  Wealth management generated new business at a 9% annualized rate in the most recent quarter, and the portfolio totaled $1.3 billion at quarter-end.  Insurance fees increased by 2% over this period.

The provision for loan losses totaled $3.4 million, continuing its gradual increasing trend as loan volume has increased and acquired loans season.  Net charge-offs totaled $3.1 million during the quarter.  The provision totaled $3.1 million in the prior quarter and $2.4 million in the first quarter of 2013.

First quarter 2014 core non-interest expense totaled $39.1 million.  Including the 20 acquired branches, core expense increased by $4.4 million (13%) compared to the prior quarter and by a similar amount compared to the first quarter of 2013.  First quarter expense includes seasonally higher benefits and maintenance expense.  Expense growth in the most recent quarter also included targeted investment in commercial and retail market teams.  Including net charges for non-core merger, conversion, and restructuring costs previously discussed, GAAP non-interest expense totaled $45.4 million in the most recent quarter.  Full time equivalent staff totaled 1,050 at quarter-end, compared to 939 at the start of the quarter.  During the first quarter, Berkshire consolidated two of the acquired New York branches which had overlap with existing locations.  Additionally, two other branches have been consolidated in 2014 as part of the expense restructuring program.  The effective income tax rate was 29% in the most recent quarter, unchanged from the effective rate for the year 2013.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Tuesday, April 29, 2014 to discuss the results for the quarter and provide guidance about expected future results. Participants should dial-in to the call a few minutes before it begins. Information about the conference call follows:

Dial-in:	888-317-6003
Elite Entry Number:	0011655
Webcast:	berkshirebank.com (investor relations link)

A PDF version of this earnings release is available at the above link.  A telephone replay of the call will be available through Wednesday, May 7, 2014 by calling 877-344-7529 and entering conference number: 10043772. The webcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®.  The Company has $6.0 billion in assets and 90 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent report on Form 10-K filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

OUT OF PERIOD ADJUSTMENT

In the first quarter of 2014, the Company recorded a correction of an error to reduce interest income by $1.4 million representing interest income previously recorded on loans acquired in prior years.  After evaluating the quantitative and qualitative aspects of these adjustments, the Company concluded that its prior period financial statements were not materially misstated and, therefore, no restatement was required.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including securities gains/losses, losses recorded for hedge terminations, merger costs, restructuring costs, systems conversion costs, and out-of-period adjustments.  Non-core adjustments are presented net of estimated income tax expense or benefit.  Similarly, the efficiency ratio is also adjusted for these non-core items and for tax preference items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Charges related to merger and acquisition activity consist primarily of severance/benefit related expenses, contract termination costs, and professional fees.  Systems conversion costs relate primarily to the Company’s core systems conversion and systems conversions costs in conjunction with this which have been recorded in recent periods.  Restructuring costs primarily consist of employee severance costs and costs and losses associated with the disposition of assets which were undertaken as a project to right-size expenses following a decline in revenue in 2013.  Out-of-period accounting adjustments for interest income on acquired loans were recorded following systems conversions and merger related accounting activity and were deemed non-core.  Non-core expenses include variable rate compensation related to non-core items.  The Company evaluates GAAP, core, and non-core items to analyze its effective tax rate and to arrive at core income that is net of an effective core tax rate which is consistent with its analysis of expected core tax items for the year.

# # #

CONTACTS

Investor Relations Contact

Allison O’Rourke, Vice President - Investor Relations; 413-236-3149

Media Contact

Ray Smith, Assistant Vice President - Marketing; 413-236-3756

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	March 31,	December 31,
(In thousands)	2014	2013
Assets
Cash and due from banks	$60,023	$56,841
Short-term investments	12,650	18,698
Total cash and short-term investments	72,673	75,539

Trading security	14,923	14,840
Securities available for sale, at fair value	1,033,637	760,048
Securities held to maturity, at amortized cost	43,159	44,921
Federal Home Loan Bank stock and other restricted securities	53,124	50,282
Total securities	1,144,843	870,091

Loans held for sale, at fair value	7,669	15,840

Residential mortgages	1,377,771	1,384,274
Commercial real estate	1,456,976	1,417,120
Commercial and industrial loans	696,895	687,293
Consumer loans	710,985	691,836
Total loans	4,242,627	4,180,523
Less: Allowance for loan losses	(33,602)	(33,323)
Net loans	4,209,025	4,147,200

Premises and equipment, net	87,805	84,459
Other real estate owned	2,418	2,758
Goodwill	264,770	256,871
Other intangible assets	15,035	13,791
Cash surrender value of bank-owned life insurance	102,343	101,530
Deferred tax asset, net	40,202	50,711
Other assets	63,548	54,009
Total assets	$6,010,331	$5,672,799

Liabilities and stockholders’ equity
Demand deposits	$770,841	$677,917
NOW deposits	434,833	353,612
Money market deposits	1,459,062	1,383,856
Savings deposits	478,107	431,496
Time deposits	1,075,740	1,001,648
Total deposits	4,218,583	3,848,529

Senior borrowings	936,747	974,428
Subordinated borrowings	89,696	89,679
Total borrowings	1,026,443	1,064,107

Other liabilities	87,715	82,101
Total liabilities	5,332,741	4,994,737

Total stockholders’ equity	677,590	678,062
Total liabilities and stockholders’ equity	$6,010,331	$5,672,799

(1) The Company acquired 20 branches in Central New York on January 17, 2014, including $440 million in deposits and $4 million in loans from the branch acquisition as of that date.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

			Annualized growth %
(Dollars in millions)	Mar. 31, 2014 Balance	Dec. 31, 2013 Balance	Quarter ended March 31, 2014

Total residential mortgages	$1,378	$1,384	(2)%

Total commercial real estate	1,457	1,417	11
Total commercial and industrial loans	697	688	5
Total commercial loans	2,154	2,105	9

Home equity	305	307	(3)
Auto and other	406	385	22
Total consumer loans	711	692	11
Total loans	$4,243	$4,181	6%

DEPOSIT ANALYSIS

				Annualized growth %
(Dollars in millions)	Mar. 31, 2014 Balance	Branch Acquisition Balance	Dec. 31, 2013 Balance	Quarter ended March 31, 2014
Demand	$771	$110	$678	55%
NOW	435	80	354	92
Money market	1,459	124	1,384	22
Savings	478	36	431	44
Total non-maturity deposits	3,143	350	2,847	42

Total time deposits	1,076	90	1,002	30
Total deposits	$4,219	$440	$3,849	38%

(1) The Company acquired 20 branches in Central New York on January 17, 2014, including $440 million in deposits, as shown above, and $4 million in loans from the branch acquisition as of that date.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED - (F-3)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2014	2013
Interest and dividend income
Loans	$42,494	$47,081
Securities and other	7,301	3,800
Total interest and dividend income	49,795	50,881
Interest expense
Deposits	4,721	5,363
Borrowings	2,308	3,581
Total interest expense	7,029	8,944
Net interest income	42,766	41,937
Non-interest income
Loan related fees	1,248	2,717
Mortgage banking fees	372	2,217
Deposit related fees	5,439	4,259
Insurance commissions and fees	3,049	2,997
Wealth management fees	2,549	2,264
Total fee income	12,657	14,454
Other	524	344
Gain on sale of securities, net	34	—
Loss on termination of hedges	(8,792)	—
Total non-interest income	4,423	14,798
Total net revenue	47,189	56,735
Provision for loan losses	3,396	2,400
Non-interest expense
Compensation and benefits	19,859	17,741
Occupancy and equipment	6,814	5,768
Technology and communications	3,778	2,991
Marketing and promotion	521	638
Professional services	1,152	1,490
FDIC premiums and assessments	1,009	828
Other real estate owned and foreclosures	523	23
Amortization of intangible assets	1,306	1,377
Merger, restructuring and conversion expenses	6,301	5,064
Other	4,097	3,563
Total non-interest expense	45,360	39,483

(Loss) income before income taxes	(1,567)	14,852
Income tax (benefit) expense	(461)	4,387
Net (loss) income	$(1,106)	$10,465

Basic and diluted (loss) earnings per share:	$(0.04)	$0.42

Weighted average shares outstanding:
Basic	24,698	24,948
Diluted	24,698	25,143

(1) The Company acquired 20 branches in Central New York on January 17, 2014. The income statement for the three months ended March 31, 2014 includes operations of the branch acquisition beginning on that date.

(2) Merger, restructuring and conversion expenses include acquisition related expenses.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED - (F-4)

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands, except per share data)	2014	2013	2013	2013	2013
Interest and dividend income
Loans	$42,494	$43,566	$50,025	$45,443	$47,081
Securities and other	7,301	5,093	4,479	4,254	3,800
Total interest and dividend income	49,795	48,659	54,504	49,697	50,881
Interest expense
Deposits	4,721	5,166	5,278	5,052	5,363
Borrowings	2,308	3,651	3,357	3,541	3,581
Total interest expense	7,029	8,817	8,635	8,593	8,944
Net interest income	42,766	39,842	45,869	41,104	41,937
Non-interest income
Loan related fees	1,248	1,578	1,308	2,644	2,717
Mortgage banking fees	372	445	444	2,129	2,217
Deposit related fees	5,439	4,717	4,559	4,805	4,259
Insurance commissions and fees	3,049	2,143	2,473	2,407	2,997
Wealth management fees	2,549	2,212	2,137	2,070	2,264
Total fee income	12,657	11,095	10,921	14,055	14,454
Other	524	1,227	832	546	344
Gain on sale of securities, net	34	3,392	361	1,005	—
Loss on termination of hedges	(8,792)	—	—	—	—
Total non-interest income	4,423	15,714	12,114	15,606	14,798
Total net revenue	47,189	55,556	57,983	56,710	56,735
Provision for loan losses	3,396	3,100	3,178	2,700	2,400
Non-interest expense
Compensation and benefits	19,859	16,736	18,506	18,151	17,741
Occupancy and equipment	6,814	5,421	5,614	5,737	5,768
Technology and communications	3,778	3,169	3,304	3,480	2,991
Marketing and promotion	521	765	590	603	638
Professional services	1,152	1,558	1,757	1,764	1,490
FDIC premiums and assessments	1,009	899	856	890	828
Other real estate owned and foreclosures	523	255	138	284	23
Amortization of intangible assets	1,306	1,239	1,307	1,345	1,377
Merger, restructuring and conversion expenses	6,301	2,493	6,516	775	5,064
Other	4,097	4,622	4,196	4,906	3,563
Total non-interest expense	45,360	37,157	42,784	37,935	39,483

(Loss) income before income taxes	(1,567)	15,299	12,021	16,075	14,852
Income tax (benefit) expense	(461)	4,762	3,917	4,038	4,387
Net (loss) income	$(1,106)	$10,537	$8,104	$12,037	$10,465

(Loss) earnings per share:
Basic	$(0.04)	$0.43	$0.33	$0.49	$0.42
Diluted	$(0.04)	$0.42	$0.33	$0.48	$0.42

Weighted average shares outstanding:
Basic	24,698	24,701	24,748	24,779	24,948
Diluted	24,698	24,857	24,873	24,956	25,143

(1) See notes on Page F-3

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - (F-5)

	At or for the Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2014	2013	2013	2013	2013
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$6,071	$7,867	$8,487	$5,945	$8,818
Commercial real estate	13,036	13,739	13,800	14,948	12,396
Commercial and industrial loans	2,411	2,356	2,753	3,481	3,519
Consumer loans	3,846	3,493	3,227	2,405	2,325
Total non-accruing loans	25,364	27,455	28,267	26,779	27,058
Other real estate owned	2,418	2,758	3,561	2,713	2,513
Total non-performing assets	$27,782	$30,213	$31,828	$29,492	$29,571

Total non-accruing loans/total loans	0.60%	0.66%	0.70%	0.69%	0.70%
Total non-performing assets/total assets	0.46%	0.53%	0.58%	0.56%	0.56%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$33,323	$33,248	$33,248	$33,263	$33,208
Charged-off loans	(3,317)	(3,462)	(3,417)	(3,457)	(2,501)
Recoveries on charged-off loans	200	437	239	742	156
Net loans charged-off	(3,117)	(3,025)	(3,178)	(2,715)	(2,345)
Provision for loan losses	3,396	3,100	3,178	2,700	2,400
Balance at end of period	$33,602	$33,323	$33,248	$33,248	$33,263

Allowance for loan losses/total loans	0.79%	0.80%	0.83%	0.86%	0.86%
Allowance for loan losses/non-accruing loans	132%	121%	118%	124%	123%

NET LOAN CHARGE-OFFS
Residential mortgages	$(1,055)	$(564)	$(351)	$(852)	$(260)
Commercial real estate	(1,105)	(763)	(1,480)	(1,283)	(952)
Commercial and industrial loans	(215)	(1,042)	(940)	(93)	(631)
Home equity	(458)	45	(174)	(121)	(199)
Auto and other consumer	(284)	(701)	(233)	(366)	(303)
Total, net	$(3,117)	$(3,025)	$(3,178)	$(2,715)	$(2,345)

Net charge-offs (QTD annualized)/average loans	0.30%	0.31%	0.32%	0.27%	0.23%
Net charge-offs (YTD annualized)/average loans	0.30%	0.29%	0.28%	0.26%	0.23%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.37%	0.51%	0.42%	0.70%	0.61%
90+ Days delinquent and still accruing	0.22%	0.22%	0.29%	0.40%	0.47%
Total accruing delinquent loans	0.59%	0.73%	0.71%	1.10%	1.08%
Non-accruing loans	0.60%	0.66%	0.70%	0.69%	0.70%
Total delinquent and non-accruing loans	1.19%	1.39%	1.41%	1.79%	1.78%

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - (F-6)

	At or for the Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2014	2013	2013	2013	2013

PER SHARE DATA
Core earnings, diluted	$0.42	$0.40	$0.43	$0.48	$0.54
Net earnings, diluted	(0.04)	0.42	0.33	0.48	0.42
Tangible book value	15.84	16.27	16.08	15.96	15.87
Total book value	26.99	27.08	26.98	26.82	26.68
Market price at period end	25.88	27.27	25.11	27.76	25.54
Dividends	0.18	0.18	0.18	0.18	0.18

PERFORMANCE RATIOS
Core return on assets	0.71%	0.73%	0.81%	0.92%	1.03%
Return on assets	(0.08)	0.77	0.61	0.93	0.80
Core return on equity	6.02	5.87	6.29	7.13	8.10
Core return on tangible equity	10.84	10.47	11.18	12.84	14.57
Return on equity	(0.64)	6.18	4.74	7.21	6.28
Net interest margin, fully taxable equivalent	3.35	3.26	3.93	3.63	3.73
Fee income/Net interest and fee income	22.84	21.78	19.23	25.48	25.63
Efficiency ratio	64.42	63.21	60.98	63.05	57.14

GROWTH
Total commercial loans, year-to-date (annualized)	9%	5%	1%	(2)%	0%
Total loans, year-to-date (annualized)	6	5	1	(6)	(10)
Total deposits, year-to-date (annualized)	38	(6)	(7)	(14)	0
Total net revenues, year-to-date, compared to prior year	(17)	15	24	28	39
Earnings per share, year-to-date, compared to prior year	(110)	11	11	40	50
Core earnings per share, year-to-date, compared to prior year	(22)	(6)	3	11	20

FINANCIAL DATA (In millions)
Total assets	$6,010	$5,673	$5,450	$5,224	$5,245
Total earning assets	5,408	5,085	4,856	4,629	4,646
Total loans	4,243	4,181	4,024	3,871	3,889
Allowance for loan losses	34	33	33	33	33
Total intangible assets	280	271	272	272	273
Total deposits	4,219	3,849	3,882	3,815	4,101
Total stockholders’ equity	678	678	673	673	674
Total core income	10.4	10.0	10.7	11.9	13.5
Total net income	(1.1)	10.5	8.1	12.0	10.5

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.30%	0.31%	0.32%	0.27%	0.23%
Allowance for loan losses/total loans	0.79	0.80	0.83	0.86	0.86

CONDITION RATIOS
Stockholders’ equity to total assets	11.27%	11.95%	12.35%	12.88%	12.85%
Tangible stockholders’ equity to tangible assets	6.94	7.54	7.74	8.10	8.06
Investments to total assets	19.05	15.34	14.48	12.85	12.65
Loans/deposits	101	109	104	101	95

(1)         Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on page F-9.

Tangible assets are total assets less total intangible assets.

(2)         All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(3)         See note on Page F-9 on tangible equity.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - (F-7)

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands)	2014	2013	2013	2013	2013
Assets
Loans:
Residential mortgages	$1,379,266	$1,330,674	$1,247,661	$1,218,192	$1,290,989
Commercial real estate	1,420,382	1,381,628	1,353,923	1,381,755	1,406,628
Commercial and industrial loans	684,776	673,292	647,939	627,591	601,695
Consumer loans	699,598	687,540	651,565	634,715	644,674
Total loans	4,184,022	4,073,134	3,901,088	3,862,253	3,943,986
Securities	1,047,658	813,417	735,307	655,396	591,304
Short-term investments and loans held for sale	28,631	35,438	60,820	90,680	98,160
Total earning assets	5,260,311	4,921,989	4,697,215	4,608,329	4,633,450
Goodwill and other intangible assets	278,386	271,147	271,670	272,421	273,428
Other assets	312,145	305,617	317,722	317,856	333,485
Total assets	$5,850,842	$5,498,753	$5,286,607	$5,198,606	$5,240,363

Liabilities and stockholders’ equity
Deposits:
NOW	$409,631	$348,600	$345,682	$358,255	$368,392
Money market	1,490,408	1,392,570	1,329,591	1,358,590	1,477,497
Savings	463,615	435,766	442,408	449,296	441,547
Time	1,069,987	1,044,850	1,064,199	1,087,357	1,148,345
Total interest-bearing deposits	3,433,641	3,221,786	3,181,880	3,253,498	3,435,781
Borrowings	899,458	857,848	708,798	574,822	423,739
Total interest-bearing liabilities	4,333,099	4,079,634	3,890,678	3,828,320	3,859,520
Non-interest-bearing demand deposits	749,982	681,368	658,568	636,469	645,923
Other liabilities	76,258	56,261	52,874	65,568	68,509
Total liabilities	5,159,339	4,817,263	4,602,120	4,530,357	4,573,952

Total stockholders’ equity	691,503	681,490	684,487	668,249	666,411

Total liabilities and stockholders’ equity	$5,850,842	$5,498,753	$5,286,607	$5,198,606	$5,240,363

Supplementary data
Total non-maturity deposits	$3,113,636	$2,858,304	$2,776,249	$2,802,610	$2,933,359
Total deposits	4,183,623	3,903,154	3,840,448	3,889,967	4,081,704
Fully taxable equivalent income adjustment	718	639	652	644	629
Total average tangible equity	413,117	410,343	412,817	395,828	392,983

(1)         Average balances for securities available-for-sale are based on amortized cost.  Total loans include non-accruing loans.

(2)         Total average tangible equity results from the subtraction of average goodwill and other intangible assets from total average stockholders’ equity.

(3)         The average balances of deposits include the deposits held for sale presented under other liabilities on the consolidated balance sheet.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS (Fully Taxable Equivalent - Annualized) - (F-8)

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2014	2013	2013	2013	2013

Earning assets
Loans:
Residential mortgages	4.12%	3.98%	3.99%	4.19%	4.04%
Commercial real estate	4.44	4.73	5.80	5.27	5.45
Commercial and industrial loans	3.97	3.91	6.09	4.04	4.40
Consumer loans	3.56	4.01	4.39	4.78	4.94
Total loans	4.13	4.26	5.02	4.67	4.75
Securities	3.04	2.72	2.77	3.00	3.04
Short-term investments and loans held for sale	1.51	1.92	4.05	2.02	1.83
Total earning assets	3.89	3.97	4.66	4.38	4.51

Funding liabilities
Deposits:
NOW	0.15	0.18	0.18	0.26	0.29
Money market	0.37	0.44	0.44	0.39	0.39
Savings	0.16	0.16	0.16	0.17	0.18
Time	1.15	1.25	1.29	1.23	1.23
Total interest-bearing deposits	0.56	0.64	0.66	0.62	0.63
Borrowings	1.04	1.69	1.88	2.47	3.43
Total interest-bearing liabilities	0.66	0.86	0.88	0.90	0.94

Net interest spread	3.23	3.11	3.78	3.48	3.57
Net interest margin	3.35	3.26	3.93	3.63	3.73

Cost of funds	0.56	0.73	0.75	0.77	0.81
Cost of deposits	0.46	0.53	0.55	0.52	0.53

(1) Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-9)

		At or for the Quarters Ended
		Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)		2014	2013	2013	2013	2013
Net income		$(1,106)	$10,537	$8,104	$12,037	$10,465
Adj: Gain on sale of securities, net		(34)	(3,392)	(361)	(1,005)	—
Adj: Loss on termination of hedges		8,792	—	—	—	—
Adj: Merger and acquisition expenses		3,637	932	1,307	775	4,984
Adj: Restructuring, conversion and other expenses (5)		2,665	1,561	5,709	—	80
Adj: Out-of-period adjustment (6)		1,381	—	(2,222)	—	—
Adj: Income taxes		(4,923)	364	(1,788)	93	(2,042)
Total core income	(A)	$10,412	$10,002	$10,749	$11,900	$13,487

Total revenue		$47,189	$55,556	$57,983	$56,710	$56,735
Adj: Gain on sale of securities, net		(34)	(3,392)	(361)	(1,005)	—
Adj: Loss on termination of hedges		8,792	—	—	—	—
Adj: Out-of-period adjustment (6)		1,381	—	(2,222)	—	—
Total core revenue		$57,328	$52,164	$55,400	$55,705	$56,735

Total non-interest expense		$45,360	$37,157	$42,784	$37,935	$39,483
Less: Total non-core expense (see above)		(6,302)	(2,493)	(7,016)	(775)	(5,064)
Core non-interest expense		$39,058	$34,664	$35,768	$37,160	$34,419

(Dollars in millions, except per share data)
Total average assets	(B)	$5,851	$5,499	$5,287	$5,199	$5,240
Total average stockholders’ equity	(C)	692	681	684	668	666
Total average tangible stockholders’ equity	(D)	413	410	413	396	393
Total tangible stockholders’ equity, period-end (7)	(E)	398	407	401	401	401

Total shares outstanding, period-end (thousands)	(F)	25,105	25,036	24,952	25,096	25,254
Average diluted shares outstanding (thousands) (8)	(G)	24,833	24,857	24,873	24,956	25,143

Core earnings per share, diluted	(A/G)	$0.42	$0.40	$0.43	$0.48	$0.54
Tangible book value per share, period-end	(E/F)	$15.84	$16.27	$16.08	$15.96	$15.87

Core return on assets	(A/B)	0.71%	0.73%	0.81%	0.92%	1.03%
Core return on equity	(A/C)	6.02	5.87	6.29	7.13	8.10
Core return on tangible equity (4)	(A/D)	10.84	10.47	11.18	12.84	14.57
Efficiency ratio (1)		64.42	63.21	60.98	63.05	57.14

Supplementary data
Tax credit benefit of tax shelter investments		$555	$80	$458	$458	$458
Intangible amortization		$1,306	$1,239	$1,307	$1,345	$1,377

(1)         Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.

(2)         Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)         Quarterly data may not sum to year-to-date data due to the out-of-period adjustment recorded in the third quarter of 2013 and rounding.

(4)         Core return on tangible equity is computed by dividing the total core income adjusted for the tax-affected amortization of intangible assets, assuming a 40% marginal rate, by tangible equity.

(5)         Prior period variable compensation is shown above under restructuring, conversion and other expenses.

(6)         The out of period adjustments shown above relate to interest income earned on loans acquired in bank acquisitions.

(7)         Total tangible stockholders’ equity is computed by taking total stockholders’ equity less the intangible assets at period-end.

(8)         Average diluted shares computed for core earnings per share differ from GAAP average diluted shares due to the GAAP net loss compared to core net income for the period.